Filed Pursuant to Rule 424(b)(3)
File No. 333-280963

Prospect Enhanced Yield Fund
Supplement No. 2 dated July 24, 2026
to the
Prospectus dated August 1, 2025

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of Prospect Enhanced Yield Fund (the “Fund”) dated August 1, 2025, as amended or supplemented (the “Prospectus”). Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus.

You should carefully consider the “Risk Factors” beginning on page 20 of the Prospectus before you decide to invest.

Prospectus Summary

The disclosure appearing in the third and fourth paragraphs under the heading “Prospectus Summary-Expense Limitation Agreement” in the Prospectus is hereby replaced entirely with the following:

The Adviser has agreed to reimburse expenses until at least June 30, 2027. The ELA may not be terminated by the Adviser, but it may be terminated by the Board of Trustees, on 60 days written notice to the Adviser.

Additionally, the Adviser has agreed, pursuant to a Fee Waiver and Reimbursement Agreement with the Fund, to (1) waive all management fees and incentive fees until at least June 30, 2027 and (2) reimburse the Fund's Operating Expenses (as defined in the ELA) up to the Annual Limit (as defined in the ELA) until at least June 30, 2027 (the “Management Fee Waiver and Reimbursement”). The Management Fee Waiver and Reimbursement is not subject to recoupment. The Management Fee Waiver and Reimbursement Agreement may not be terminated by the Adviser, but it may be terminated by the Board of Trustees on 60 days written notice to the Adviser.

Fees and Expenses

The last five sentences appearing in footnote (8) under the table appearing on page 11 of the Prospectus under the heading “Fees and Expenses” in the Prospectus are replaced entirely with the following:

The Adviser has agreed to reimburse expenses until at least June 30, 2027. The ELA may not be terminated by the Adviser, but it may be terminated by the Board of Trustees, on 60 days written notice to the Adviser. Additionally, the Adviser has agreed, pursuant to a Management Fee Waiver and Reimbursement Agreement with the Fund, to (1) waive all management fees and incentive fees until at least June 30, 2027 and (2) reimburse the Fund's Operating Expenses (as defined in the ELA) up to the Annual Limit (as defined in the ELA) until at least June 30, 2027. The Management Fee Waiver and Reimbursement is not subject to recoupment. The Management Fee Waiver and Reimbursement Agreement may not be terminated by the Adviser, but it may be terminated by the Board of Trustees on 60 days written notice to the Adviser.

Fund Expenses

The disclosure appearing in the sixth and seventh paragraphs under the heading “Fund Expenses” in the Prospectus is hereby replaced in its entirety with the following:

The Adviser has agreed to reimburse expenses until at least June 30, 2027. The ELA may not be terminated by the Adviser, but it may be terminated by the Board of Trustees, on 60 days written notice to the Adviser.

Additionally, the Adviser has agreed, pursuant to a Management Fee Waiver and Reimbursement Agreement with the Fund, to (1) waive all management fees and incentive fees until at least June 30, 2027 and (2) reimburse the Fund's Operating Expenses (as defined in the ELA) up to the Annual Limit (as defined in the ELA) until at least June 30, 2027. The Management Fee Waiver and Reimbursement is not subject to recoupment. The Management Fee Waiver and Reimbursement Agreement may not be terminated by the Adviser, but it may be terminated by the Board of Trustees on 60 days written notice to the Adviser.

All disclosure in the Prospectus inconsistent with the foregoing is hereby revised accordingly.

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STOCKHOLDERS SHOULD RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

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